As filed with the Securities and Exchange Commission on January 24, 2017.

Registration Statement No. 333-215383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ObsEva SA

(Exact name of registrant as specified in its charter)

Switzerland	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ernest Loumaye

Chief Executive Officer

ObsEva SA

Chemin des Aulx, 12

1228 Plan-les-Ouates

Geneva, Switzerland

Tel: +41 22 552 38 40

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Corporate Research, Ltd.

10 East 40th Street

New York, New York 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Nicole Brookshire Charles S. Kim Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000	B. Shayne Kennedy Brian J. Cuneo Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

Explanatory Note

This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-215383) of ObsEva SA is being filed solely to refile Exhibit 5.1. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses, except for such losses and expenses arising from willful misconduct or negligence (although some legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provides for indemnification of the existing and former members of our board of directors, executive management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the Company.

We intend to enter into indemnification agreements with each of the members of our board of directors and executive officers upon the completion of this offering.

In the underwriting agreement that we enter into in connection with the sale of the common shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued and options granted by us since January 1, 2013. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section of the prospectus titled “Related-Party Transactions.” The following discussion does not give effect to the conversion of our preferred shares into common shares upon the completion of this offering.

Issuances of Shares, Promissory Notes and Warrants

The following list sets forth information regarding all unregistered securities issued by us since January 1, 2013.

1) In May 2013, we borrowed $0.7 million from two lenders pursuant to a convertible loan and issued the lender a warrants to purchase 20% of the number of Series A preferred shares into which such lender could convert the convertible loan.

2) In August 2013, we issued an aggregate of 6,523,257 Series A preferred shares to five investors at a purchase price of $5.33 per share, for an aggregate purchase price of $34.6 million. In some cases, some of the purchase price for these shares took the form of conversion of principal and interest under outstanding convertible loans held by the respective investors. We also issued an aggregate of 269,451 Series A preferred shares to two investors upon the exercise of their warrants to purchase Series A preferred shares for aggregate consideration of $22,422. In addition, we issued 914,069 Series A preferred shares to one investor in consideration for an in-license.

3) In November 2015, we sold 11,079,549 Series B preferred shares to nine investors at a purchase price of $5.37 per share, for an aggregate purchase price of $59.6 million.

4) In September 2016, we issued 325,000 additional Series A preferred shares to one investor in consideration for an in-license.

The offers, sales and issuances of the securities described in the preceding two paragraphs were exempt from registration either (1) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Issuances Under Our Equity Plans

Since January 1, 2013, we granted to employees, consultants and non-employee directors, pursuant to our equity incentive plans and in exchange for services rendered or to be rendered, an aggregate of 1,854,502 non-voting shares, each with an exercise price of CHF 0.0769 per share, for aggregate proceeds of approximately $146,000.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (1) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (2) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (3) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8.	Exhibits and Financial Statement Schedules

Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

Financial Statement Schedules

None.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on January 24, 2017.

OBSEVA SA

By:	/s/ Ernest Loumaye
Ernest Loumaye
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ernest Loumaye	Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2017
Ernest Loumaye

/s/ Timothy Adams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2017
Timothy Adams

*	Chairperson of the Board of Directors	January 24, 2017
Frank Verwiel

*	Director	January 24, 2017
Annette Clancy

*	Director	January 24, 2017
Barbara Duncan

*	Director	January 24, 2017
James I. Healy

*	Director	January 24, 2017
Nanna Lüneborg

*	Director	January 24, 2017
Ed Mathers

*	Director	January 24, 2017
Rafaèle Tordjman

Signature	Title	Date

*	Director	January 24, 2017
Jacky Vonderscher

*	Authorized Representative in the United States	January 24, 2017
Colleen A. VeDries SVP on behalf of National Corporate Research, Ltd.

*By:	/s/ Ernest Loumaye
Ernest Loumaye
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Filed Herewith	Previously Filed

1.1	Form of Underwriting Agreement		X

3.1	Articles of Association, as currently in effect		X

3.2	Form of Amended and Restated Articles of Association to become effective immediately prior to the closing of this offering		X

4.1	Registration Rights Agreement by and among the Registrant and certain holders of its capital shares, dated as of January 17, 2017		X

4.2	Series B Shareholders Agreement by and among the Registrant and certain holders of its capital shares, dated as of November 19, 2015		X

5.1	Opinion of Lenz & Staehelin, Swiss counsel of the Registrant, as to the validity of the common shares	X

8.1	Opinion of Lenz & Staehelin, Swiss counsel of the Registrant, as to Swiss tax matters		X

10.1#	License Agreement, by and between the Registrant and Ares Trading S.A., dated as of August 28, 2013		X

10.2#	License Agreement, by and between the Registrant and Ares Trading S.A., dated as of June 10, 2015, as amended		X

10.3#	Exclusive License Agreement, by and between the Registrant and Kissei Pharmaceutical Co., Ltd., dated as of November 19, 2015		X

10.4	English language translation of Lease Agreement between the Registrant and Eldista GmbH, dated as of July 1, 2013, as amended		X

10.5†	Form of Indemnification Agreement between the Registrant and each of its executive officers and directors		X

10.6†	Incentive Plan (including form of Issuance Agreement)		X

10.7†	2017 Equity Incentive Plan		X

10.8†	Form of Stock Option Grant Notice and Stock Option Agreement under 2017 Equity Incentive Plan		X

21.1	List of subsidiaries of the Registrant		X

23.1	Consent of PricewaterhouseCoopers SA		X

23.2	Consent of Lenz & Staehelin (included in Exhibits 5.1 and 8.1)	X

24.1	Power of Attorney (included on signature page)		X

99.1	Registrant’s Representations Pursuant to Item 8.A.4 of Form 20-F.		X

†	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.